Exhibit 10.3

                                TKO APPAREL, INC.
                    1175 Northeast 125th Street o Suite 102 o
                    North Miami, Florida 33161 (305) 891-1107
                             o (305) 891-2577 (Fax)




                 Agreement for Membership Interest Purchase and
             Liquidation of Certain Assets of Unzipped Apparel, LLC.


         This letter agreement (the "Agreement") sets forth our agreement and understanding pursuant to which (i) TKO Apparel Licensing, Inc. or assigns ("Buyer") shall purchase all of the outstanding membership interests (the "Interest") of Unzipped Apparel, LLC. ("Company") from Candie's, Inc. ("Candie's), the Company's sole member, and (ii) Buyer shall help the Company liquidate certain of the Company's assets (collectively, the "Transaction"). The Company, Candie's and Buyer are collectively referred to herein as "Parties".

1. Form of Transaction. Subject to the terms of this Agreement, Buyer shall purchase the Interest and help liquidate certain inventory of the Company and manage the sale of the Company's trade accounts receivable ("TAR") for the Purchase Price and Handling Fee as described in Paragraphs 2 and 7, respectively.

2. Purchase Price. The purchase price to be paid to Candie's at Closing (as hereinafter defined) for the Interest shall be an aggregate amount equal to the sum of the following (the "Purchase Price"):

     a.) the Market Value (as hereinafter defined) of the Company's cash and marketable securities on the Closing Date (as hereinafter defined);

     b.) the Market Value of the Company's property and equipment on the Closing Date, less a 15% handling fee for liquidation; and

     c.) an amount equal to $10.00, representing the value of the Company's intangibles (including trademarks, trade names, copyrights, vendor numbers, vendor relationships, etc.);

     d.) Subject to Section 5 hereof, the Market Value of the Uncollected TAR and the Unsold Inventory (as such terms are hereinafter defined) on the Closing Date, less 15%. However, notwithstanding the prior sentence, if the Buyer elects, pursuant to Section 4, to pay for the Uncollected TAR and the Unsold Inventory by Note (as hereinafter defined) and not by cash, then there shall be no 15% reduction from Market Value of the Uncollected TAR and the Unsold Inventory.

         Collectively, items a) through d) above are referred to as the "Assets". "Market Value" shall be an amount agreed to by the Parties on the Closing Date. If the Parties cannot agree on such amount the matter shall be submitted to an independent appraisal firm mutually agreeable to the Parties for resolution. The decision of the independent appraisal firm shall be binding upon the Parties hereto. In the event of an unresolved dispute of Market Value at the time of Closing, that portion of the Purchase shall be deferred until such time as the Market Value of those specific Assets has been determined pursuant to the terms of this paragraph.

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3.   Adjustment  to  Purchase  Price:  It is  agreed  that  Buyer  shall  not be responsible for any liabilities arising or accruing prior to the Closing Date. Accordingly, Candie's agrees to give Buyer a credit against the Purchase Price for any such liabilities, however, Candie's shall have a reasonable period within which to try to settle or assume such liabilities prior to giving Buyer such credit.

4. Closing Date: Subject to the satisfaction or waiver of the conditions set forth in Section 9, the Purchase Price shall be paid in cash or Note by Buyer to Candie's and the Interest being purchased by Buyer shall be conveyed by Candie's to Buyer ("Closing") on February 1, 2005 or as earlier agreed to by the Parties ("Closing Date"). If the Purchase Price exceeds one million dollars, Buyer may pay up to 80% of the Purchase Price by executing a promissory note in favor of Candie's bearing interest at the rate of 6% per annum payable quarterly (the "Note"). The Note shall mature and become due and payable in full, including any unpaid interest due thereon, on the 3rd anniversary of the Closing. The Note may be prepaid, in part or in full, at any time prior to the due date without penalty. Buyer agrees that the Interests or such substitute collateral as may be agreed between Candie's and the Buyer will serve as collateral for the Note (the "`Collateral"). The Note shall be of limited recourse to the Buyer with recourse limited to the Collateral . . 5 Closing Documents: At or prior to Closing, Candies shall provide to Buyer: a) an assignment of the Assets and Interests being conveyed hereunder; b) an appropriate corporate resolution authorizing the Transaction; c) a resignation or termination of the managing member of the Company; d) an opinion of counsel certifying as to the validity and completeness of the above documents to effectuate the Transaction; and e) such other documents as may be reasonably requested by Buyer.

6. Inventory; TAR: The Parties shall work together in good faith to minimize any damage or disruption to the BONGO business caused by the sale of inventory at all times contemplated hereunder. Furthermore, the Company agrees that all sales of inventory prior to the Closing shall be consistent with past practices and will only be done in a manner that preserves the value of the BONGO brand name and business. In the event that the Company has not (i) sold all of its inventory prior to Closing (such unsold inventory shall hereinafter be referred to as "Unsold Inventory") and/or
     (ii) collected all of its TAR prior to the Closing (such uncollected TAR shall hereinafter be referred to as "Uncollected TAR"), then the Company shall have the option to transfer and assign all such Unsold Inventory and Uncollected TAR to Candie's immediately prior to the Closing. If such transfer occurs, then there will be, as of the Closing, no TAR and no Unsold Inventory. If all such Uncollected TAR and Unsold Inventory are not assigned, Buyer will purchase the Uncollected TAR and the Unsold Inventory. In the event that Buyer cannot dispose of such Unsold Inventory pursuant to the terms of this paragraph, Buyer has the right for 120 days from the date of the Closing to sell the Unsold Inventory back to Candie's at Buyer's acquisition cost.

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7.   Liquidation of Certain  Assets:  Prior to Closing,  or after Closing to the extent of any assets not purchased by Buyer at Closing, Company or Candie's may authorize Buyer to manage the sale of said assets to third parties. Buyer agrees to handle the sale of such assets for a fee of 15% of the gross sales price of each asset sold (the "Handling Fee"). For this Handling Fee, Buyer agrees to work closely with Company or Candie's to market said assets, locate qualified buyers, negotiate sales terms, obtain Company's or Candie's approval of each sale, coordinate logistics of transfer of assets to buyers, and coordinate collection of net sales proceeds. All sales costs shall be the responsibility of Company or Candie's and shall be approved in advance by Company or Candie's. The sale of any asset that may impact the value of the BONGO brand name or business will be handled in such a manner as to minimize any disruption in the market place. Buyer, in cooperation with Company and Candie's, but in Buyer's sole and absolute discretion, will determine the anticipated impact of the sale of such assets which may ultimately affect the "who and where" of such sales or whether the sale can even be made.

8. Indemnification: Candie's agrees to indemnify and hold Buyer harmless for all losses, costs or expenses (including reasonable attorney's fees and costs through all appellate levels) or for any liabilities (whether disclosed or undisclosed) arising or accruing prior to the Closing Date with respect to the Interest, the Company, or any breach of Candie's representations, warranties or other obligations hereunder. In the event Buyer informs Candie's of a liability hereunder and Candies does not fully indemnify Buyer as required hereunder and Buyer suffers damages which remain unsatisfied by Candie's after 15 days of receiving notice from Buyer, then Buyer or any affiliate of Buyer shall have the right of offset against any obligations of Buyer or any affiliate of Buyer due to Candie's.



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9.   Buyer's  Due  Diligence  Review.  The  Company  shall  grant  to the  Buyer reasonable access to all Company records, operating agreement,  management,
     auditors,   suppliers,  and  any  other  third  party  providers  following execution of this Agreement for purposes of conducting a general due diligence review of the Company's assets (the "Due Diligence Review").

10.  .Closing Conditions.

     10.1 The obligation of Buyer to consummate the Transaction as outlined in this Agreement are subject to, among other things, the following conditions:

     a.) Buyer's reasonable satisfaction with the results of its Due Diligence Review. b.) Approval of CIT to the sale of any TAR hereunder.

     c.) The absence of a material adverse change in the financial condition, operating results, business, assets or properties of the Company (other than the orderly winding down of operations and the non-disruptive sale of inventory and other assets).

     d.) Compliance of the Transaction with all laws and regulations applicable thereto, including approval and consent by any required local, state and federal government authorities, licensing and regulatory agencies.

     e.)  Compliance  by  the  Company  and  Candie's   with  their   respective
          obligations hereunder.

     f.) Buyer's receipt of an opinion of Candie's counsel stating that upon Closing Candie's has obtained all necessary authorizations and approvals to enter into the Transaction, which shall be binding and enforceable against Candie's.

10.2 The obligation of the Seller to consummate the Transaction is subject to, among other things, the following conditions:

     a.) Compliance of the Transaction with all laws and regulations applicable thereto, including approval and consents by any required local, state and federal government authorities, licensing and regulatory agencies and agreement.

     b.)  Compliance by Buyer with its obligations hereunder.



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11.  Cooperation: Buyer, Company and Candie's agree to cooperate with each other to complete the Transaction contemplated hereunder.

12. Conduct of the Business. Upon the execution of this Agreement and until the first to occur of the Closing or the termination of this Agreement, the Company agrees to use its best efforts to preserve intact its business operations and assets and to conduct its operations in the ordinary course of business, other than the orderly winding down of operations and the non-disruptive sale of inventory and other assets.

13. Reimbursement of Fees and Expenses; Break-Up Fee. (a) Subject to the provisions of Section 13(b) below, each of the Parties shall bear its own expenses and legal expenses incurred in connection with the Transaction contemplated herein. Buyer will have no responsibility for any brokers, employees, management, officers, or directors who may receive any payment, bonus or other extraordinary compensation as a result of this Transaction, and Buyer represents and warrants to the Company and Candie's that it has not engaged any broker or finder in connection with the Transaction.

     (b) If this Agreement is terminated by the Company or Candie's, on the one hand, or Buyer, on the other hand, for any reason other than the material breach of the non-terminating Party, the terminating Party shall pay to the non-terminating Party (provided that the non-terminating Party is not in default under this Agreement) a break-up fee in the amount of $100,000. Notwithstanding foregoing, if
          i) Buyer terminates this Agreement because: (i) Buyer discovers information in its Due Diligence Review that materially impacts the Purchase Price or the Market Value of the Assets; or ii) if any of the closing conditions in Section 10.1 are not satisfied as of the Closing Date to Buyer's reasonable satisfaction, it may terminate this Agreement without paying the break-up fee. If Candie's terminates this Agreement because any of the closing conditions in Section 10.2 are not satisfied as of the Closing Date to Candie's reasonable satisfaction, it may terminate this Agreement without paying the break-up fee.

14. Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

     (a) By Candie's or Buyer, if the Closing Date has not occurred on or before February 1, 2005; provided; however, that the right to terminate this Agreement under this Section 14 (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

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

     (b) By Candie's, if Candie's is not in material breach of any of its obligations under this Agreement and there has been a material breach by Buyer of its obligations contained in this Agreement and such breach has not been cured within 15 days after receipt of notice of such breach; or

     (c) By Buyer, if Buyer is not in material breach of any of its obligations under this Agreement and there has been a material breach by Candie's of its obligations contained in this Agreement and such breach has not been cured within 15 days after receipt of notice of such breach.

         Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 14, 16 and 17 shall survive the termination of this Agreement.

15. Representations and Warranties of the Candie's. Candie's represents and warrants to the Buyer as follows:

     (a) Candie's is the sole member of the Company, possessing 100% of the outstanding equity interests of the Company;

     (b) to the best of its knowledge, the Company is not engaging in any activity or omitting to take any action as a result of which would place it in violation of any law, rule, regulation or other ordinance, statute, order, injunction or decree applicable to the Company, its business or any of the Assets (it is understood that the indemnification provisions of Section 8 apply with full force and effect regardless of knowledge);

     (c) to the best of its knowledge at Closing, the Company shall not have any liabilities of any kind, undisclosed claims, or lawsuits pending or threatened against it (except as are disclosed on Exhibit A attached hereto as may be amended from time to time) and appropriately credited to Buyer pursuant to Section 3 hereunder) (it is understood that the indemnifications provisions of Section 8 apply with full force and effect regardless of knowledge);

     (d) there are no ongoing agreements, contracts, or obligations of Company that will survive the Closing (except as are disclosed on Exhibit B attached hereto, which may be amended from time to time); furthermore, if any items are disclosed on Exhibit B, they do not require any consent to this Agreement unless such consent has been included on said Exhibit B; and



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

     (e)  Candie's  is  in  good  standing  and  has  obtained  all  appropriate
          authorizations   and  consents  to  enter  into  this   Agreement  and
          consummate the Transaction.

16. Representations and Warranties of the Buyer. The Buyer represents and warrants to Candie's as follows:

     (a)  The  Buyer  is in good  standing  and  has  obtained  all  appropriate
          authorizations   and  consents  to  enter  into  this   Agreement  and
          consummate the Transaction.

17. Announcement. All press releases, internal announcements and any other communication related to the Transaction shall be subject to prior written approval of the Parties hereto.

18. Governing Law. The transaction shall be governed by the laws of the State of New York.

19. Binding Effect. Subject to the conditions set forth herein, the obligations of each of the Parties under this Agreement shall be binding at the time this Agreement is executed.

20. Assignment. Buyer has the right to assign its interests under this Agreement to an affiliate or related party of Buyer.

21. Management. At or prior to Closing, Candie's will terminate or cause to resign the current managing member of Company.

22. Survival. The provisions of Sections 7, 8, 15 and 16 shall survive the Closing.

23. Prevailing Party. Except as otherwise provided in this Agreement, with respect to a dispute hereunder, the Parties shall bear their own costs and fees, however, the prevailing party shall be entitled to reimbursement of all reasonable costs and fees incurred with respect to such dispute.

24. Execution in Counterparts. This Agreement may be executed in counterparts by the Parties with each such counterpart then being considered one and the same and all of which shall constitute one and the same agreement.



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25.  Headings.  The  headings  and  captions  used  in  this  Agreement  are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof.

26. Entire Agreement. This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and there are no further agreements or understandings among the Parties with respect to such subject matter. This Agreement may not be amended or modified other than in a writing executed by all Parties.

27. Notices. All notices, requests, waivers, consents and other communications (collectively, "Notices") hereunder shall be in writing and shall be personally delivered, mailed by overnight mail, overnight courier, certified U.S. Mail, postage prepaid, return receipt requested or faxed or e-mailed (with confirmation of receipt) to the following addresses. All Notices sent to Buyer shall be directed to the attention of J. Kenneth Tate at 1175 North East 125th Street, Suite 102, North Miami, FL 33161 , with copies to Barry E. Somerstein, Esq. Ruden McClosky Smith Schuster and Russell, 200 East Broward Boulevard, Suite 1500, Fort Lauderdale, Florida 33301. All Notices to Candie's shall be sent to the attention of Candie's, Inc., Secretary, with copies to Deborah Sorell Stehr, Esq., both at 215 West 40th Street, New York, NY 10018.

     All Notices shall be deemed received when given if delivered in person or sent by fax or e-mail, receipt within forty eight (48) hours if sent by courier, and within five (5) business days if sent by registered or certified mail.






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Please sign and date this Agreement in the spaces provided below to confirm our mutual understandings and agreements as set forth in this Agreement and return a signed copy to the undersigned. By signing this Agreement you are representing that you are authorized to consummate this Transaction.


TKO Apparel Licensing, Inc.

By:      /s/ J. Kenneth Tate
         J. Kenneth Tate
         President

ACCEPTED AND AGREED:

Candie's, Inc.


By:     /s/ Neil Cole
Name:   Neil Cole
Title:  President and CEO
Date:   06/09/2004

Unzipped Apparel, LLC
By:   Candies, Inc.,
      Its Member and Manager



By:     /s/ Neil Cole
Name:   Neil Cole
Title:  President and CEO
Date:   06/09/2004




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